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                                                                     EXHIBIT 4

                        KANDERS FLORIDA HOLDINGS, INC.
                        C/O 13386 INTERNATIONAL PARKWAY
                          JACKSONVILLE, FLORIDA 32218




                                                              July 29, 1997



Mr. Jonathan M. Spiller
c/o Armor Holdings, Inc.
13386 International Parkway
Jacksonville, Florida  32218


                  Re:  Tax Indemnification with respect to
                       Letter Agreement dated January 18, 1996

Dear Jonathan:

                  The following shall set forth the understanding that we have reached with respect to certain tax consequences that may arise in connection with carrying out the provisions of the Letter Agreement among us, dated January 18, 1996 (the "Agreement"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings given to such terms in the Agreement.

                  We have agreed as follows:

                  1. In the event that KFH sells Common Shares, and as a result of such sale, Spiller is entitled to receive a portion of the net proceeds thereof or a stock certificate representing a portion of such Common Shares, all as more fully set forth in the Agreement, Spiller shall hold KFH harmless and indemnify KFH for any and all capital gains or other tax liabilities assessed against KFH by the Internal Revenue Service or by any state or local taxing authority (a "Taxing Authority") including, but not limited to, interest, penalties, reasonable attorneys' fees and related disbursements and other expenses incurred by KFH in connection with such tax liabilities or claims (collectively, the "Tax Liabilities"), which are attributable to such sale by KFH of the Common Shares. All such Tax Liabilities shall be paid by Spiller to KFH within ten (10) days of the date on which KFH is required to pay any such Tax Liability and after notice by KFH to Spiller.


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Mr. Jonathan M. Spiller
July 29, 1997
Page 2


                  2. This letter agreement shall be governed in accordance with the laws of the State of New York, without giving effect to its conflict of laws rules.

                  If the foregoing conforms to your understanding, kindly acknowledge such by signing below.

                                                 Very truly yours,

                                                 KANDERS FLORIDA HOLDINGS, INC.



                                                 By:/s/ Warren B. Kanders
                                                    ---------------------------
                                                    Warren B. Kanders
                                                    President

ACCEPTED AND AGREED TO:



/s/ Jonathan M. Spiller
-----------------------------------
Jonathan M. Spiller